Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-190607) of Expro Group Holdings N.V. (formerly Frank’s International N.V.) and

2.	Registration Statement (Form S-8 No. 333-260033) of Expro Group Holdings N.V. (formerly Frank’s International N.V.);

of our report dated March 17, 2020 (except Notes 2 and 5, as to which the date is March 26, 2021) with respect to the consolidated financial statements of Expro Group Holdings N.V (formally Expro Group Holdings International Limited) for the year ended December 31, 2019 included in this Annual Report (Form 10-K) of Expro Group Holdings N.V. Company for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Reading, United Kingdom

March 8, 2022